Exhibit 99.1

BioDelivery Sciences Announces Additions to its Board of Directors

Timothy C. Tyson joins BDSI’s board as an independent member with over 30 years of pharmaceutical experience

Dr. Mark A. Sirgo, President and CEO of BDSI, assumes role of Vice Chairman

RALEIGH, NC — October 5, 2016 - BioDelivery Sciences International, Inc. (NASDAQ: BDSI) announced additions to its Board of Directors. Timothy C. Tyson will join the BDSI Board of Directors as an independent member, and Dr. Mark A. Sirgo, BDSI’s President and Chief Executive Officer and board member, will, in addition to his current positions, assume the role of Vice Chairman. Both changes are effective immediately and help to further strengthen BDSI’s existing board-level leadership.

Mr. Tyson brings a strong, seasoned and independent voice to BDSI’s board. His corporate career spans over 30 years in the pharmaceutical industry, having in that time held senior executive level leadership positions as well as positions of responsibility overseeing key functional areas such as sales and marketing, manufacturing and supply, and research and development.

Mr. Tyson is currently Chairman and CEO of Avara Pharmaceutical Services and Chairman at Icagen Inc. and recently served as Chairman and CEO of Aptuit LLC. From 2002 to 2008, Mr. Tyson served as Chief Operating Officer, President, and Chief Executive Officer of Valeant Pharmaceuticals International. Prior to joining Valeant, Mr. Tyson ran multiple divisions of GlaxoSmithKline (GSK) and was a member of the corporate executive team. During his fourteen-year tenure at GSK, he was President, Global Manufacturing and Supply, and ran Glaxo Dermatology and Cerenex Pharmaceuticals. He was also responsible for managing all sales and marketing for GlaxoWellcome’s U.S. operations, where he launched 32 new products, eight of which reached sales of greater than $1 billion. Mr. Tyson also held positions at Bristol Myers and Proctor & Gamble and served on active duty as an officer in the U.S. Army. Mr. Tyson is a graduate of the United States Military Academy at West Point.

BDSI’s Board of Directors has named Dr. Mark A. Sirgo as Vice Chairman in recognition of his leadership and contributions in building BDSI over the past twelve years. Dr. Sirgo has served as President and Chief Executive Officer of BDSI since January 2005. Dr. Sirgo has served on the BDSI Board since 2005 and previously served on the Board of Directors of Salix Pharmaceuticals Inc., from 2008 to 2015 where he was also Chairman of the Compensation Committee.

“We are very excited to have someone of Tim’s talent and experience join our board at this critical time of the company’s evolution,” stated Dr. Sirgo. “We expect that his insights and guidance will be invaluable across all aspects of our business as we look to further drive shareholder value. I personally look forward to working closely with him.”

Commenting on Dr. Sirgo’s elevation to Vice Chairman, Dr. Frank E. O’Donnell, Jr., BDSI’s Executive Chairman, stated “Our board is recognizing Mark’s significant contributions in building BDSI over the past twelve years, and this new position is intended to utilize his talent while expanding his leadership role within our company.”

BDSI’s Board of Directors now has 8 members, of which 6 are independent.

About BioDelivery Sciences International

BioDelivery Sciences International, Inc. (NASDAQ: BDSI) is a specialty pharmaceutical company with a focus in the areas of pain management and addiction medicine. BDSI is utilizing its novel and proprietary BioErodible MucoAdhesive (BEMA®) technology and other drug delivery technologies to develop and commercialize, either on its own or in partnership with third parties, new applications of proven therapies aimed at addressing important unmet medical needs.

BDSI’s development strategy focuses on utilization of the FDA’s 505(b)(2) approval process. This regulatory pathway creates the potential for more timely and efficient approval of new formulations of previously approved therapeutics.

BDSI’s particular area of focus is the development and commercialization of products in the areas of pain management and addiction. These are areas where BDSI believes its drug delivery technologies and products can best be applied to address critical unmet medical needs. BDSI’s marketed products and those in development address serious and debilitating conditions such as breakthrough cancer pain, chronic pain, painful diabetic neuropathy and opioid dependence. BDSI’s headquarters is located in Raleigh, North Carolina.

For more information, please visit or follow us:

Internet:	www.bdsi.com
Facebook:	Facebook.com/BioDeliverySI
Twitter:	@BioDeliverySI

BUNAVAIL® (buprenorphine and naloxone) buccal film (CIII) is marketed in the U.S. by BioDelivery Sciences. BELBUCA™ (buprenorphine) buccal film (CIII) is commercialized in the U.S. by Endo Pharmaceuticals pursuant to the worldwide licensing and development agreement between BDSI and Endo. ONSOLIS® (fentanyl buccal soluble film) (CII) is licensed in the U.S. to Collegium Pharmaceutical pursuant to the U.S. licensing and development agreement between BDSI and Collegium. For full prescribing information and important safety information on BDSI products, including BOXED WARNINGS for ONSOLIS, please visit www.bdsi.com where the Company promptly posts press releases, SEC filings and other important information or contact the Company at (800) 469-0261. For full prescribing and safety information on BELBUCA, please visit www.belbuca.com.

Cautionary Note on Forward-Looking Statements

This press release and any statements of employees, representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results (including, without limitation, the results of commercialization efforts for the Company’s approved products and the clinical trials for, and regulatory review of, the Company’s products in development) may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors

(many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future presentations or otherwise, except as required by applicable law.

BDSI®, BEMA®, ONSOLIS® and BUNAVAIL® are registered trademarks of BioDelivery Sciences International, Inc. The BioDelivery Sciences and BUNAVAIL logos are trademarks owned by BioDelivery Sciences International, Inc. BELBUCA™ is a trademark owned by Endo Pharmaceuticals. All other trademarks and tradenames are owned by their respective owners.

© 2016 BioDelivery Sciences International, Inc. All rights reserved.

Contacts

Investors:

Matthew P. Duffy

Managing Director

LifeSci Advisors, LLC

212-915-0685

matthew@lifesciadvisors.com

Al Medwar

Senior Vice President, Corporate and Business Development

BioDelivery Sciences International, Inc.

919-582-9050

amedwar@bdsi.com

Media:

Susan Forman/Laura Radocaj

Dian Griesel Int’l.

212-825-3210

sforman@dgicomm.com

lradocaj@dgicomm.com